CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY REPORTS RECORD THIRD QUARTER REVENUE & PROFIT

Jinan Yinquan Technology Co., Ltd.  Third Quarter Revenues Increase by 1000 Percent Compared with the Same Period of Last Year

Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today reported operating results for the third quarter ended September 30, 2007. Revenues were $1,899,854 as compared to $152,329 during the same period ended in 2006, an increase of $1,747,525 or 1147%.

During the nine months ended September 30, 2007, the company recorded revenue of $4,155,855 compared to $889,602 during the same period ended in 2006, an increase of $3,266,253 or 367%. Net gain recorded $854,878 during the nine months ended September 30, 2007, representing a 388% or $679,773 increase as compared to $175,105 during the same period of 2006.

The company announced that the increase of revenue and net gain are mainly due to the following reasons: (a) significant revenue increase from rapid development of users, (b) significant decrease of the settlement cost with telecom carriers compared to the same period of last year, (c) better control on selling, general and administrative expenses.

Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc., attributed the sharp increase in revenue to successful marketing efforts and rapid acceptance of the Company’s products and services in newly developed markets. The new markets include Zhejiang, Anhui and Huangshan, which are developed in an orderly way now.

“We now have the capability to handle a significantly greater number of customers for our VoIP products,” Said Kunwu.  “We have developed the Zhejiang Geely Group – a Hangzhou-China-based auto manufacturer as our key customer within this period, and we anticipate more and more key-customers as Geely will be developed in the following quarter, which will bring additional increase in revenue.”

The complete financial statement will be disclosed on Nov. 14, 2007.

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in People's Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co., Ltd. Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China. The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.

More information can be found at www.chinavoip-telecom.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as 'believe,' 'expect,' 'may,' 'will,' 'should,' 'project,' 'plan,' 'seek,' 'intend,' or 'anticipate' or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:

Michelle Wong

86-531-87027114

michellewong@yinquan.cn